Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS FIRST QUARTER 2024 RESULTS
Strong momentum continues into the first quarter, reaffirming expectations for a robust 2024

THE WOODLANDS, Texas, May 8, 2024 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” or “we”) today announced operating results for the first quarter ended March 31, 2024. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

First Quarter 2024 Highlights:

–Net loss per diluted share of $(1.06) compared to $(0.46) in the prior-year period primarily related to reduced commercial land sales, lower equity earnings from The Summit, and increased G&A expenses associated with the anticipated spinoff of Seaport Entertainment
–Full-year 2024 guidance is unchanged with segment mid-point projections for MPC EBT of $300 million, Operating Asset NOI of $250 million, and condo sales of $700 million with gross margins of 29%
–Total Operating Assets NOI of $63 million increased 7% year-over-year with improved performance in office and multi-family
–New home sales in HHH’s communities increased to 654 units—a 24% sequential increase compared to the 2023 fourth quarter—signifying strong demand for residential land sales in the coming quarters
–The first 52 acres of residential land were sold in Floreo—the first village in TeravalisTM—at a strong $758,000 per acre
–Contracted to sell 196 condo units in Ward Village®, including 182 residences at The Launiu—achieving a new milestone of $6 billion in total condo sales since the community’s inception
–Launched pre-sales at The Ritz-Carlton Residences, The Woodlands—our first condominium development in Texas and the first-of-its-kind in the market—pre-selling more than 50% of available inventory for approximately $250 million in future revenue in just one week

“In the first quarter, we continued to see strong momentum across our core businesses, starting the year on a positive note and reaffirming our expectations for another incredible year at Howard Hughes,” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “So far in 2024, we have experienced a meaningful acceleration in the pace of new home sales—a leading indicator for future land sales—and exceptional demand for our newest premier condominium developments. In our Operating Assets segment, we delivered strong 7% year-over-year net operating income growth—most notably from enhanced performance from our office and multi-family portfolios—providing a solid start to what we expect will be a record year for this segment.

“In our MPCs, new home sales climbed to 654 homes—the highest quarterly total across HHH’s communities in three years—as limited availability of resale homes continued to drive homebuyers to new construction. Although residential land sales were muted in the first quarter—primarily due to the timing of contracted super pad sales in Summerlin which are expected to close in the second and third quarters—we continue to see low inventories of vacant developed lots within our markets. As a result, homebuilder interest in additional acreage remains at elevated levels, and we anticipate robust residential land sales during the coming quarters with strong MPC EBT of approximately $300 million for the full year.

“In Arizona, we achieved a significant milestone with the closings of our first residential land sales to homebuilders in our Floreo joint venture at Teravalis. In total, 365 lots representing 52 acres were sold for $758,000 per acre, an impressive price which exceeded our expectations. More lot closings are anticipated in the second quarter, and we expect a grand opening for Floreo in 2025.

“We also experienced exceptional demand for our latest condominium projects, with more than 250 residences representing nearly $560 million of future revenue pre-sold in the first quarter. In Hawai‘i, we launched pre-sales at The Launiu—Ward Village’s 11th tower—and in just six weeks we contracted nearly 40% of its units. Ward Village continues to outperform expectations, reaching $6 billion in total sales, including the community’s six delivered towers that are 100% sold and those towers currently under construction or in pre-sales. In Texas, we also launched pre-sales at the Ritz-Carlton Residences, The Woodlands—our first condominium project on the U.S. Mainland. This first-of-its-kind luxury condo development for The Woodlands market set a new HHH sales record at prices well above our expectations, pre-selling more than 50% of available units and totaling approximately $250 million of contracted revenue in its first week of sales. With this outstanding pace of sales, we look forward to commencing construction on this project later in 2024.

“Finally, we have made significant progress with our anticipated spinoff of Seaport Entertainment, and we expect to finalize the transaction in the coming months. As this date draws closer, we are excited about the future potential of these unique entertainment-related assets under the dedicated leadership of Anton Nikodemus—CEO of Seaport Entertainment—and his experienced management team. For Howard Hughes, operating as a pure-play real estate company will have tremendous advantages as we focus strategically on what we do best—developing world-class master planned communities. With nearly 35,000 acres remaining in our unmatched landbank and a robust pipeline of future development opportunities, we see considerable growth and value creation for our shareholders in the years ahead.”

Financial Highlights

Total Company
–HHH reported a loss of $52.5 million, or $(1.06) per diluted share in the quarter, compared to $22.7 million or $(0.46) per diluted share in the prior-year period.
–The year-over-year decline was primarily related to reduced MPC commercial land sales, lower equity earnings from The Summit, and increased G&A expenses associated with the anticipated spinoff of Seaport Entertainment.
–The Company continues to maintain a strong liquidity position with $462.7 million of cash and cash equivalents, $1.0 billion of undrawn lender commitment available to be drawn for property development and limited near-term debt maturities.

Operating Assets
–Total Operating Assets NOI, including the contribution from unconsolidated ventures, totaled $63.5 million in the quarter, representing a $4.3 million or 7% improvement compared to $59.2 million in the prior-year period.
–Office NOI of $30.6 million increased $2.8 million, or 10% year-over-year largely due to strong leasing activity and abatement expirations at various properties in The Woodlands® and Summerlin®—most notably at 9950 Woodloch Forest and 1700 Pavilion. During the quarter, HHH executed new or expanded office leases totaling 86,000 square feet, primarily in The Woodlands and Downtown Columbia®, and the office portfolio was 88% leased.
–Multi-family NOI of $13.8 million increased $1.1 million, or 9% compared to the first quarter of 2023 due to strong lease-up at Starling at Bridgeland and Marlow in Downtown Columbia, as well as 4% average in-place rent growth. These gains were partially offset by non-recurring winter-weather-related insurance recoveries in the Houston region during the first quarter of 2023. At quarter end, the stabilized multi-family portfolio was 95% leased.
–Final construction and leasing momentum at Wingspan—our new 263-unit single-family build-to-rent community in Bridgeland—has been strong since its initial opening in late 2023. As of quarter-end, 63% of its units were complete with 28% of all units leased. Wingspan is expected to be fully completed in the second quarter.
–In February, the Company sold the Creekside Park Medical Plaza Office Building in The Woodlands for $14.0 million, resulting in a gain on sale of $4.8 million.

MPC
–MPC EBT, which totaled $24.3 million in the first quarter, declined 61% compared to $62.4 million in the prior-year period. Land sales, which can be lumpy and vary from quarter to quarter, are expected to materially increase during the remainder of 2024, resulting in a strong EBT outlook of $300 million at the mid-point for the full year.
–Commercial land sales declined $22.5 million due to a non-recurring 109-acre sale in Bridgeland® during the prior year.

–Residential land sales declined $4.4 million year-over-year, primarily due to a $10.1 million reduction in custom lot sales at Aria Isle in The Woodlands—a premier gated community with only one lot remaining to sell. This reduction was partially offset by a $6.2 million increase in land sales in Bridgeland.
–The average price per acre of residential land sold was approximately $600,000 during the first quarter, representing a 28% year-over-year reduction—primarily due to the significant contribution of custom lot sales for $2.9 million per acre in The Woodlands and Summerlin in the prior year. Excluding these custom lot sales, the average price per acre increased 15% year-over-year.
–In Arizona, 52 acres of residential land in Floreo—the first village in Teravalis—were sold at an average price per acre of $758,000. These sales contributed to $1.2 million of MPC equity earnings for HHH in the first quarter.
–New homes sold in HHH’s communities totaled 654 units—representing a 24% increase compared to the fourth quarter of 2023 and an 18% increase compared to the prior-year quarter.
–MPC equity earnings were a loss of $14.7 million—representing a $18.8 million year-over-year reduction—primarily related to The Summit, partially offset by the increased contribution from Floreo.

Strategic Developments
–Pre-sales at The Launiu—Ward Village’s 11th condo building—were launched in February. At quarter end, 182 units were contracted, representing 38% of the tower’s 485 residences and future revenue of $299.0 million.
–Contracted to sell 14 units at The Park Ward Village® and Kalae®. At quarter end, The Park Ward Village and Kalae were 95% and 90% pre-sold, respectively. Construction on Kalae is expected to commence in the second quarter.
–Pre-sales at The Ritz Carlton Residences, The Woodlands—a new 111-unit luxury condominium development on the shores of Lake Woodlands—commenced in late March. At quarter end, 56 units, or 50% of available residences, were pre-sold at prices that exceeded expectations.
–Commenced construction on Village Green at Bridgeland Central, a 28,000-square foot retail development in Bridgeland which will be anchored by an H-E-B grocery store and include in-line retail and restaurants.
–HHH incurred a $3.0 million charge during the quarter to fund the final remediation expenditures related to window construction defects at Waiea® in Ward Village. The Company continues to vigorously pursue recovery of all Waiea window remediation costs from the general contractor and other responsible parties.

Seaport
–Seaport revenue of $11.5 million declined $0.4 million, or 3% compared to the first quarter of 2023, primarily due to reduced restaurant revenue at Pier 17 related to poor weather in the current year, as well as lower sponsorship revenue. This was partially offset by improved rental revenue from the Fulton Market Building, which is now 100% occupied.
–Seaport generated negative NOI of $8.6 million, representing a $3.0 million year-over-year reduction, primarily due to sales mix and increased costs associated with the stand-up of Seaport Entertainment in anticipation of the spinoff later this year. Total Seaport NOI, including $8.9 million of losses from unconsolidated ventures—primarily related to the Tin Building by Jean-Georges—was a loss of $17.5 million.
–At the Tin Building by Jean-Georges, equity losses were $8.7 million, or a $0.4 million year-over-year and $3.2 million sequential improvement. The improvements were primarily driven by enhanced efficiencies and changes to the venue’s operating platform which have been implemented by Jean-Georges, in partnership with Seaport Entertainment’s new management team.

Full Year 2024 Guidance

–Full-year 2024 guidance remains unchanged from the prior reporting period.
–MPC EBT is projected to be robust during 2024, aided by stable mortgage rates and tight supply of existing homes on the market. New home sales in Summerlin, Bridgeland, and The Woodlands Hills® are expected to be strong, leading to continued homebuilder demand for residential land. The first land sales in Floreo—the first village in Teravalis—are also expected to contribute incremental equity earnings in 2024. These year-over-year gains are expected to be more than offset by reduced EBT associated with exceptional commercial land sales and builder price participation during 2023, as well as by reduced inventory of custom lots available to sell at Aria Isle in The Woodlands and the Summit in Summerlin. As a result, 2024 MPC EBT is expected to modestly decline 10% to 15% year-over-year with a mid-point of approximately $300 million.

–Operating Assets NOI, including the contribution from unconsolidated ventures, is projected to benefit from increased occupancy at new multi-family developments in Downtown Columbia, Summerlin, and Bridgeland, as well as improved retail leasing and new tenants in Downtown Columbia, Ward Village, and The Woodlands. The office portfolio is expected to benefit from strong leasing momentum experienced since mid-2023, but free rent periods on many of the new leases and the impact of some tenant vacancies and new office developments expected to be completed in 2024 will likely result in office NOI being relatively flat year-over-year. Overall, 2024 Operating Assets NOI is expected to be in a range of up 1% to 4% year-over-year with a mid-point of approximately $250 million. This includes approximately $5.0 million of projected NOI from the Las Vegas Aviators® and the Las Vegas Ballpark®, which are expected to be included in the spinoff of Seaport Entertainment.
–Condo sales revenues are projected to range between $675 million and $725 million, with gross margins between 28% to 30%. Projected condo sales revenues will be driven by the closing of units at Victoria Place®—a 349-unit upscale development in Ward Village which is 100% pre-sold and expected to be completed late in the fourth quarter of 2024. This guidance contemplates approximately $75 million of condo sales revenues for Victoria Place occurring in the first quarter of 2025 due to the timing of condo closings.
–Cash G&A is projected to range between $80 million and $90 million, excluding approximately $25 million of cash expenses associated with the spinoff of Seaport Entertainment and $5 million of anticipated non-cash stock compensation.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its first quarter 2024 earnings conference call on Thursday, May 9, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration website. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended March 31,
$ in thousands	2024	2023	$ Change	% Change
Operating Assets NOI (1)
Office	$30,598	$27,785	$2,813	10%
Retail	14,567	14,618	(51)	—%
Multi-family	13,777	12,633	1,144	9%
Other	(623)	(823)	200	24%
Redevelopments (a)	—	(10)	10	100%
Dispositions (a)	(55)	107	(162)	(151)%
Operating Assets NOI	58,264	54,310	3,954	7%
Company's share of NOI from unconsolidated ventures	5,222	4,860	362	7%
Total Operating Assets NOI	$63,486	$59,170	$4,316	7%

Projected stabilized NOI Operating Assets ($ in millions)	$357.8	$363.5	$(5.7)	(2)%

MPC
Acres Sold - Residential	31	32	(1)	(2)%
Acres Sold - Commercial	4	109	(105)	(97)%
Price Per Acre - Residential	600	836	(236)	(28)%
Price Per Acre - Commercial	801	247	554	NM
MPC EBT	$24,251	$62,372	$(38,121)	(61)%

Seaport NOI (1)
Landlord Operations	$(4,853)	$(4,290)	$(563)	(13)%
Landlord Operations - Multi-family	58	28	30	107%
Managed Businesses	(3,142)	(2,536)	(606)	(24)%
Tin Building	2,258	2,415	(157)	(7)%
Events and Sponsorships	(2,926)	(1,202)	(1,724)	(143)%
Seaport NOI	(8,605)	(5,585)	(3,020)	(54)%
Company's share of NOI from unconsolidated ventures	(8,902)	(9,591)	689	7%
Total Seaport NOI	$(17,507)	$(15,176)	$(2,331)	(15)%

Strategic Developments
Condominium rights and unit sales	$23	$6,087	$(6,064)	(100)%
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) our ability to satisfy the necessary conditions and complete the spinoff on a timely basis (or at all) and realize the anticipated benefits of the spinoff; (vii) our ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal, and policy interventions in anticipation of our reaction to such events; (x) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, and our ability to accurately assess and predict such impacts; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of catastrophic events or geopolitical conditions, such as international armed conflict, or a resurgence of the COVID-19 pandemic; (xiv) the effects of extreme weather conditions or climate change, including natural disasters; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
Howard Hughes Holdings Inc.
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
Howard Hughes Holdings Inc.
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
thousands except per share amounts	2024	2023
REVENUES
Condominium rights and unit sales	$23	$6,087
Master Planned Communities land sales	32,415	59,361
Rental revenue	107,751	97,864
Other land, rental, and property revenues	18,383	18,968
Builder price participation	12,566	14,009
Total revenues	171,138	196,289

EXPENSES
Condominium rights and unit cost of sales	3,861	4,536
Master Planned Communities cost of sales	12,904	22,003
Operating costs	74,289	72,387
Rental property real estate taxes	14,695	15,419
Provision for (recovery of) doubtful accounts	834	(2,420)
General and administrative	30,902	23,553
Depreciation and amortization	52,247	52,009
Other	3,818	3,571
Total expenses	193,550	191,058

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	4,794	4,730
Other income (loss), net	891	4,981
Total other	5,685	9,711

Operating income (loss)	(16,727)	14,942

Interest income	8,118	4,092
Interest expense	(41,918)	(38,137)
Equity in earnings (losses) from unconsolidated ventures	(19,135)	(4,802)
Income (loss) before income taxes	(69,662)	(23,905)
Income tax expense (benefit)	(17,195)	(1,278)
Net income (loss)	(52,467)	(22,627)
Net (income) loss attributable to noncontrolling interests	(10)	(118)
Net income (loss) attributable to common stockholders	$(52,477)	$(22,745)

Basic income (loss) per share	$(1.06)	$(0.46)
Diluted income (loss) per share	$(1.06)	$(0.46)

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	March 31, 2024	December 31, 2023
ASSETS
Master Planned Communities assets	$2,481,538	$2,445,673
Buildings and equipment	4,207,900	4,177,677
Less: accumulated depreciation	(1,071,110)	(1,032,226)
Land	303,380	303,685
Developments	1,438,924	1,272,445
Net investment in real estate	7,360,632	7,167,254
Investments in unconsolidated ventures	213,433	220,258
Cash and cash equivalents	462,700	631,548
Restricted cash	429,130	421,509
Accounts receivable, net	111,117	115,045
Municipal Utility District receivables, net	584,222	550,884
Deferred expenses, net	145,833	142,561
Operating lease right-of-use assets	45,649	44,897
Other assets, net	283,175	283,047
Total assets	$9,635,891	$9,577,003

LIABILITIES
Mortgages, notes, and loans payable, net	$5,391,243	$5,302,620
Operating lease obligations	53,065	51,584
Deferred tax liabilities, net	70,697	87,835
Accounts payable and other liabilities	1,108,131	1,076,040
Total liabilities	6,623,136	6,518,079

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,714,750 issued, and 50,243,739 outstanding as of March 31, 2024, 56,495,791 shares issued, and 50,038,014 outstanding as of December 31, 2023	567	565
Additional paid-in capital	3,993,152	3,988,496
Retained earnings (accumulated deficit)	(436,173)	(383,696)
Accumulated other comprehensive income (loss)	3,897	1,272
Treasury stock, at cost, 6,471,011 shares as of March 31, 2024, and 6,457,777 shares as of December 31, 2023	(614,818)	(613,766)
Total stockholders' equity	2,946,625	2,992,871
Noncontrolling interests	66,130	66,053
Total equity	3,012,755	3,058,924
Total liabilities and equity	$9,635,891	$9,577,003

Segment Earnings Before Tax (EBT)

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport, and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets.

	Three Months Ended March 31,
thousands	2024	2023	$ Change
Operating Assets Segment EBT
Total revenues	$110,152	$100,925	$9,227
Total operating expenses	(51,395)	(47,599)	(3,796)
Segment operating income (loss)	58,757	53,326	5,431
Depreciation and amortization	(44,156)	(39,632)	(4,524)
Interest income (expense), net	(33,476)	(28,911)	(4,565)
Other income (loss), net	408	2,282	(1,874)
Equity in earnings (losses) from unconsolidated ventures	5,817	1,905	3,912
Gain (loss) on sale or disposal of real estate and other assets, net	4,794	4,730	64
Operating Assets segment EBT	$(7,856)	$(6,300)	$(1,556)

Master Planned Communities Segment EBT
Total revenues	$48,875	$77,013	$(28,138)
Total operating expenses	(25,049)	(34,351)	9,302
Segment operating income (loss)	23,826	42,662	(18,836)
Depreciation and amortization	(110)	(107)	(3)
Interest income (expense), net	15,246	15,812	(566)
Other income (loss), net	—	(103)	103
Equity in earnings (losses) from unconsolidated ventures	(14,711)	4,108	(18,819)
MPC segment EBT	$24,251	$62,372	$(38,121)

Seaport Segment EBT
Total revenues	$11,502	$11,897	$(395)
Total operating expenses	(21,485)	(18,916)	(2,569)
Segment operating income (loss)	(9,983)	(7,019)	(2,964)
Depreciation and amortization	(5,757)	(10,527)	4,770
Interest income (expense), net	(2,012)	1,186	(3,198)
Other income (loss), net	—	1	(1)
Equity in earnings (losses) from unconsolidated ventures	(10,280)	(10,820)	540
Seaport segment EBT	$(28,032)	$(27,179)	$(853)

Strategic Developments Segment EBT
Total revenues	$593	$6,440	$(5,847)
Total operating expenses	(8,654)	(11,059)	2,405
Segment operating income (loss)	(8,061)	(4,619)	(3,442)
Depreciation and amortization	(1,419)	(943)	(476)
Interest income (expense), net	4,024	2,063	1,961
Other income (loss), net	3	94	(91)
Equity in earnings (losses) from unconsolidated ventures	39	5	34
Strategic Developments segment EBT	$(5,414)	$(3,400)	$(2,014)

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI and Seaport NOI throughout this document. Total Operating Assets NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport segments because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets and Seaport is presented in the tables below:

	Three Months Ended March 31,
thousands	2024	2023	Change
Operating Assets Segment
Total revenues	$110,152	$100,925	$9,227
Total operating expenses	(51,395)	(47,599)	(3,796)
Segment operating income (loss)	58,757	53,326	5,431
Depreciation and amortization	(44,156)	(39,632)	(4,524)
Interest income (expense), net	(33,476)	(28,911)	(4,565)
Other income (loss), net	408	2,282	(1,874)
Equity in earnings (losses) from unconsolidated ventures	5,817	1,905	3,912
Gain (loss) on sale or disposal of real estate and other assets, net	4,794	4,730	64
Operating Assets segment EBT	(7,856)	(6,300)	(1,556)
Add back:
Depreciation and amortization	44,156	39,632	4,524
Interest (income) expense, net	33,476	28,911	4,565
Equity in (earnings) losses from unconsolidated ventures	(5,817)	(1,905)	(3,912)
(Gain) loss on sale or disposal of real estate and other assets, net	(4,794)	(4,730)	(64)
Impact of straight-line rent	(847)	(1,113)	266
Other	(54)	(185)	131
Operating Assets NOI	58,264	54,310	3,954

Company's share of NOI from equity investments	1,980	1,827	153
Distributions from Summerlin Hospital investment	3,242	3,033	209
Company's share of NOI from unconsolidated ventures	5,222	4,860	362

Total Operating Assets NOI	$63,486	$59,170	$4,316

	Three Months Ended March 31,
thousands	2024	2023	Change
Seaport Segment
Total revenues	$11,502	$11,897	$(395)
Total operating expenses	(21,485)	(18,916)	(2,569)
Segment operating income (loss)	(9,983)	(7,019)	(2,964)
Depreciation and amortization	(5,757)	(10,527)	4,770
Interest income (expense), net	(2,012)	1,186	(3,198)
Other income (loss), net	—	1	(1)
Equity in earnings (losses) from unconsolidated ventures	(10,280)	(10,820)	540
Seaport segment EBT	(28,032)	(27,179)	(853)
Add back:
Depreciation and amortization	5,757	10,527	(4,770)
Interest (income) expense, net	2,012	(1,186)	3,198
Equity in (earnings) losses from unconsolidated ventures	10,280	10,820	(540)
Impact of straight-line rent	502	586	(84)
Other (income) loss, net (a)	876	847	29
Seaport NOI	(8,605)	(5,585)	(3,020)

Company's share of NOI from unconsolidated ventures (b)	(8,902)	(9,591)	689

Total Seaport NOI	$(17,507)	$(15,176)	$(2,331)
(a)Includes miscellaneous development-related items.
(b)The Company’s share of NOI related to the Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended March 31,
thousands	2024	2023	$ Change
Same Store Office
Houston, TX	$20,243	$18,554	$1,689
Columbia, MD	6,098	6,177	(79)
Las Vegas, NV	4,258	3,054	1,204
Total Same Store Office	30,599	27,785	2,814

Same Store Retail
Houston, TX	3,039	3,405	(366)
Columbia, MD	1,068	592	476
Las Vegas, NV	5,987	6,217	(230)
Honolulu, HI	4,478	4,519	(41)
Total Same Store Retail	14,572	14,733	(161)

Same Store Multi-family
Houston, TX	9,716	9,527	189
Columbia, MD	2,612	1,158	1,454
Las Vegas, NV	1,788	1,948	(160)
Company's share of NOI from unconsolidated ventures	2,001	1,811	190
Total Same Store Multi-family	16,117	14,444	1,673

Same Store Other
Houston, TX	955	1,507	(552)
Columbia, MD	451	—	451
Las Vegas, NV	(1,845)	(2,398)	553
Honolulu, HI	(184)	68	(252)
Company's share of NOI from unconsolidated ventures	3,221	3,049	172
Total Same Store Other	2,598	2,226	372
Total Same Store NOI	63,886	59,188	4,698

Non-Same Store NOI	(400)	(18)	(382)
Total Operating Assets NOI	$63,486	$59,170	$4,316

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended March 31,
thousands	2024	2023	$ Change
General and Administrative
General and administrative (G&A) (a)(b)	$30,902	$23,553	$7,349
Less: Non-cash stock compensation	(1,841)	(3,443)	1,602
Cash G&A	$29,061	$20,110	$8,951
(a)G&A expense includes $1.6 million of severance and bonus costs and $2.1 million of non-cash stock compensation related to our former General Counsel for the first quarter of 2023.
(b)G&A expense for the first quarter of 2024 includes $9.2 million of expenses associated with the planned spinoff of Seaport Entertainment.